Exhibit 8.1

October 20, 2021

DFP Healthcare Acquisitions Corp.
345 Park Avenue South
New York, New York 10010

Ladies and Gentlemen:

We have acted as United States counsel to DFP Healthcare Acquisitions Corp., a Delaware corporation (the “Company”), in connection with the transactions contemplated by the Agreement and Plan of Merger, dated June 28, 2021 (the “Merger Agreement”), by and among the Company, Orion Merger Sub I, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“First Merger Sub”), Orion Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of the Company (“ Second Merger Sub”), and TOI Parent, Inc., a Delaware corporation ( “TOI”), pursuant to which First Merger Sub will merge with and into TOI (“First Merger”), with TOI being the surviving corporation and immediately following the First Merger, TOI will merge with and into Second Merger Sub, with Second Merger Sub being the surviving entity and a wholly-owned subsidiary of the Company (the “Business Combination”). Reference is made to the Registration Statement on Form S-4 of the Company, including the proxy statement/prospectus forming a part thereof (as amended or supplemented through the date hereof, the “Registration Statement”), relating to the Business Combination. Capitalized terms used but not defined herein have the meaning given to such terms in the Registration Statement.

In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such agreements and other documents as we have deemed necessary or appropriate and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. In our examination, we have assumed, without independent verification, (i) the authenticity and accuracy of all documents reviewed by us (including the conformity to original documents of all documents submitted to us as email, fax or photostatic copies and the authenticity of such original documents), (ii) that the signatures on all documents examined by us are genuine and have been duly authorized, and such documents reflect all material terms of the agreement between the parties to such documents, (iii) that the parties to such documents have complied and will comply with the terms thereof, and that such documents are enforceable in accordance with their respective terms, (iv) that such documents have been duly authorized by, have been duly executed and delivered by, and constitute (to the extent containing contractual or other obligations) legal, valid, binding and enforceable obligations of, all parties to such documents, (v) that all of the parties to such documents are duly organized, validly existing, and have power and authority (corporate, partnership, or other) to execute, deliver, and perform the obligations in such documents, and (vi) that the transactions provided for by each agreement were and will be carried out in accordance with their terms. In rendering our opinion, we have made no independent investigation of the facts referred to herein (including in any statements referred to herein) and have relied for the purpose of rendering this opinion exclusively on those facts that have been provided to us by you and your agents, which we assume have been, and will continue to be, true.

The opinion set forth below is based upon the Internal Revenue Code of 1986, as amended, administrative pronouncements, judicial decisions, and final, temporary, and proposed Treasury regulations, all as available and in effect on the date hereof. The authorities and interpretations upon which our opinion is based are subject to change, and any such change could apply retroactively. There can be no assurance that positions contrary to those stated in our opinion will not be asserted by the Internal Revenue Service (“IRS”), and (as is customary in transactions of this type) no rulings will be obtained from the IRS regarding the U.S. federal income tax consequences of the Business Combination or otherwise in connection with the transactions effected pursuant to the Merger Agreement (and any other documents or agreements executed in connection with the transactions contemplated thereunder). The opinion expressed below is as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinion expressed in this opinion letter.

October 20, 2021

Based upon and subject to the foregoing, we confirm that the statements in the Registration Statement set forth under the caption “Material U.S. Federal Income Tax Considerations – Adoption of the Proposed Charter,” insofar as they address the material U.S. federal income tax considerations for holders of shares of DPF Class A Common Stock, and discuss matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, and except to the extent stated otherwise therein, are our opinion, subject to the assumptions, qualifications, and limitations stated herein and therein.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ White & Case LLP

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